Exhibit 1.4

For Immediate Release ▶▶▶ March 22, 2005	For More Information ▶▶▶ Kara Hoffman Articulate Communications Inc. 212.255.0080, ext. 13 khoffman@articulatepr.com

Ross Systems Delivers Enhanced Supply Chain Management Solution
for Process Manufacturers Worldwide

The iRenaissance Suite of Industry-Focused and Proven Solutions
Offers Unparalleled Support for End-to-End Supply Chain Needs

ATLANTA – March 22, 2005 – A leader in integrated business systems for process manufacturers, Ross Systems (“Ross”), a software unit of chinadotcom corporation (NASDAQ: CHINA), today announced the next-generation release of its iRenaissance supply chain management (“SCM”) suite, iRenaissance SCM 5.9. With a concentrated focus on providing seamless information between supply chain partners, Ross’ latest product release provides its worldwide customer base with greater flexibility, improved supply chain visibility and increased productivity.

Manufacturers of all sizes are looking to plan more frequently, more accurately and more proactively across the supply chain to better meet demand. To address these needs, the new capabilities in SCM 5.9 are focused on enabling increased responsiveness to supply chain partners and improved enterprise-wide visibility through enhanced scheduling and forecasting.

In the January 2005 AMR Research report “How Do I Know That I Have a Good Forecast?”, Research Director Lora Cecere stated: “To improve forecast accuracy, companies need to effectively model their channels, measure accuracy, benchmark performance, and generate use among internal and external customers. To achieve these improvements, leaders measure accuracy through the steps of initial forecast development, collaborative forecast refinement and management review.”

iRenaissance supply chain execution and planning applications provide enterprise-wide order processing, warehouse and transportation management and collaborative planning and forecasting to maximize efficiency and strengthen supplier and buyer relationships. Focused on key vertical markets, including food and beverage, life sciences, chemicals, metals and natural products industries, iRenaissance is designed to help companies fulfill business growth objectives by optimizing core business processes, improving profitability, strengthening customer relationships and achieving regulatory compliance.

The new capabilities of iRenaissance SCM include:

•	Improved Visibility. Focused on providing enhanced visibility throughout the supply chain, iRenaissance SCM 5.9 now includes Gantt charts in addition to traditional planning bar charts to provide visual job adjustments and inventory profiles, offering improved sequencing and scheduling functionality and giving companies a more complete view of available production capacity and schedules. Paired with these charts, the advanced alerting capabilities available in SCM 5.9 warn users of the impact of any changes in their plans and schedules as well as changes in demand,

Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶+1 770.351.9600

providing real-time notifications of capacity, materials and customer service issues. Another key aspect of enhanced visibility in SCM 5.9 includes the on-screen Forecast Waterfall, helping manufacturers accurately monitor changes in forecast over time with stored snapshots of forecast data. This enhanced graphical and grid-based information provides more efficient on-demand analysis, in turn improving overall operations.

•	Enhanced Functionality. More functional process automation and management features increase the overall productivity for iRenaissance SCM 5.9 users. Scripting gives users the ability to easily develop additional personalized business rules within existing planning algorithms without the need for special development resources. These personalized rules enable users to better optimize planning by developing strategies and understanding the business impact of changes prior to any action being taken. For companies looking to expand global operations, SCM 5.9 also provides expanded multi-lingual capabilities.

•	Advanced Technology Platform. By making SCM 5.9 available on Microsoft SQL Server (in addition to Oracle), the latest release provides greater mid-market accessibility for small to mid-sized organizations with limited technology resources. The proven iRenaissance Internet Application Framework (“IAF”) technology foundation allows users to leverage Web services to quickly update future software releases with a fast-track release process. Additionally, with a simplified upgrade process, companies can remotely conduct system upgrades, getting iRenaissance users updated on current versions very quickly, oftentimes in less than a day.

“At Ross we are committed to developing both innovative and cutting-edge supply chain management solutions within a comprehensive suite that includes enterprise resource planning (“ERP”), customer relationship management (“CRM”) and enterprise performance management (“EPM”) solutions,” said Eric Musser, CTO for Ross Systems. “Leveraging our knowledge of global business operations, we’ve been able to deliver a truly integrated suite of enterprise software for manufacturers worldwide. By offering our customers market-focused and industry-proven solutions, we’ve empowered them to become the leaders in their markets with enhanced tools to promote increased operational efficiencies.”

For additional information regarding the AMR Research study, please visit
http://www.amrresearch.com/Content/View.asp?pmillid=17827&docid=12282

About Ross Systems
Ross Systems, a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company in China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating the ability of iRenaissance SCM 5.9 to improve supply chain visibility, increase productivity, increase responsiveness to supply chain partners, improve efficiency, strengthen supplier and buyer relationships,, fulfill business growth objectives, optimize core business processes, improve profitability, strengthen customer relationships and achieve regulatory compliance; the ability of iRenaissance SCM 5.9 to offer improved sequencings and scheduling functionality to view available production capacity and schedules, scripting to develop additional personalized business rules within existing planning algorithms to optimize planning, and a simplified upgrade process to get users updated on current versions in perhaps less than a day; and other statements relating to the performance, operation and features of iRenaissance SCM 5.9. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Ross’ iRenaissance software, continued commitment to the use of the product suite and deployment of the solution, the risks involved in developing software solutions and integrating them with third-party software and services, and the ability of staff to extract information from the use of Ross’ iRenaissance software to meet the implementation goals of the software. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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